UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 11, 2007
(Date of report; date of
earliest event reported)
Commission file number: 1-3754
GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-0572512 (I.R.S. Employer Identification No.)
200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Effective June 11, 2007, GMAC LLC and its real estate finance subsidiary, Residential Capital, LLC, announced the renewal of five syndicated bank facilities totaling approximately $20 billion. The press release follows.
GMAC Financial Services and Residential Capital Renew Funding Facilities
NEW YORK — GMAC Financial Services and its real estate finance subsidiary, Residential Capital, LLC (ResCap), today announced the renewal of five syndicated bank facilities totaling approximately $20 billion. The committed drawable credit facilities are an important source of liquidity and provide additional flexibility in the cash management strategies of each company.
GMAC’s unsecured revolving credit facilities total $6 billion and are comprised of a $3 billion 364-day facility and a $3 billion 5-year term facility. The secured facility for the New Center Asset Trust (NCAT) totals $12 billion.
ResCap also renewed its $1.8 billion of unsecured revolving credit facilities, which include an $875 million 364-day facility and an $875 million 3-year term facility.
“We are pleased that our targets were reached and these five facilities were successfully renewed, reflecting continued confidence from our banking partners in GMAC as an independent, diversified global financial services company,” said GMAC Chief Financial Officer Sanjiv Khattri. “The facilities are a key part of our strong liquidity profile and will provide additional financial flexibility to the companies.”
At the end of the first quarter of 2007, GMAC reported $12.8 billion of consolidated cash and marketable securities, which included $2.6 billion of cash and cash equivalents held at ResCap.
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and other commercial businesses. GMAC was established in 1919 and currently employs about 31,000 people worldwide. At December 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.
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Contact:
Gina Proia
GMAC Financial Services
917-369-2364
gina.proia@gm.com

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC (Registrant)
Dated: June 11, 2007	/s/ Sanjiv Khattri
Sanjiv Khattri
Executive Vice President and Chief Financial Officer

Dated: June 11, 2007	/s/ Linda K. Zukauckas
Linda K. Zukauckas
Vice President and Controller